EXHIBIT 15 (a)







Texas Utilities Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company and subsidiaries (the "Company") for the periods ended March 31, 1998 and 1997, as indicated in our report dated May 11, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, is incorporated by reference in Registration Statements No. 33-55931, 333-27989, and 333-32831 on Form S-3; Registration Statements No. 333-45999, 333-47135 and 333-49395 on Form S-4; and Registration Statements No. 333-32833, 333-32835, 333-32837, 333-32839, 333-32841, 333-32843, and
333-45657 on Form S-8 of Texas Utilities Company.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
May 11, 1998